Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ShiftPixy, Inc. on Form S-3 of our report, dated November 30, 2020, with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2020 and 2019, and for the years then ended appearing in the Annual Report on Form 10-K of ShiftPixy, Inc. for the year ended August 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

September 17, 2021